Exhibit 99.1

For Immediate Release

RADVIEW SOFTWARE ANNOUNCES PRELIMANY FIRST QUARTER RESULTS

BURLINGTON, MA, April 5, 2004 - RadView Software Ltd.  (Nasdaq: RDVW), today announced estimated earnings for its first quarter ended March 31, 2004.  Total revenue will be approximately $1.0 million, with a net loss of $0.06 per share.

“Revenues for the quarter came in lower than expected,” said Ilan Kinreich, CEO of RadView Software.  “However, we managed to meet our EPS guidance through variable costs controls resulting in lower spending as compared to the fourth quarter of 2003.  In addition, we had a strong quarter of bookings from recurring business, which will show a significant increase in our deferred revenues. We are very much on track with our 2004 plan having achieved the first key initiative in the first quarter by closing a $2.0 million investment.  The proceeds of this financing will enable us to continue to execute on our plan.”

RadView will host a conference call to review the results, which will be simultaneously broadcast live over the Internet.  President and Chief Executive Officer, Ilan Kinreich, and Chief Financial Officer, Christopher Dineen will host the call.

Monday, May 3, 2004

5:00 p.m.  Eastern Time

www.radview.com

To listen to the Webcast, please log on to RadView’s Web site under “Investor Relations” at least 30 minutes prior to the scheduled call time to register, download, and install any necessary audio software. An online audio replay will also be available at the same Web site within one hour of the live call and for two weeks following the conference call.

Media Contact:

Beth Clark, Marketing Manager

RadView Software

781-238-1111

bclark@radview.com

About RadView Software Ltd.

RadView™ Software Ltd. (Nasdaq: RDVW) is a leading provider of solutions for verifying the performance, scalability and integrity of business-critical Web applications.   Deployed at over 1,450 customers worldwide from major industries such as financial services, retail, manufacturing, education and technology, RadView’s award-winning products enable customers to reduce costs while improving the quality of its Web applications throughout the development lifecycle. Corporate offices are located in Burlington, MA. For more information visit www.radview.com or call 1-888-RADVIEW.

Statements concerning RadView’s business outlook or future performance; anticipated revenues, expenses or other financial items; product introductions and plans and objectives related thereto; and statements concerning assumptions made or expectations as to any future events, conditions, performance or other matters, are “forward-looking statements” as that term is defined under U.S. Federal securities laws.  Forward-looking statements are subject to various risks, uncertainties and other factors that could cause actual results to differ materially from those stated in such statements.  These risks, uncertainties and factors include, but are not limited to: our limited operating history and history of losses; market acceptance of our products; ability to develop new products and enhance existing products; impact of significant competition; and other factors detailed in RadView’s filings with the Securities and Exchange Commission.  RadView assumes no obligation to update the information in this release.  RadView, WebLOAD, WebRM, and WebFT are trademarks of RadView Software Ltd.  Other names may be trademarks of their respective owners.

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